EXHIBIT 23.1


The Board of Directors
Nymox Pharmaceutical Corporation
9900 Cavendish Blvd.
Suite 306
Saint-Laurent QC  H4M 2V2

We consent to the use of our reports included in the registration statement #333-31310 (Post Effective Amendment Number 4) and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
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Chartered Accountants


Montreal, Canada
November 9, 2001